Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Verso Corporation of our report dated March 29, 2013 relating to the consolidated financial statements of NewPage Corporation, and our report dated March 23, 2015 related to the consolidated financial statements of NewPage Holdings Inc., which appear in Verso Corporation and Verso Paper Holdings LLC’s Current Report on Form 8-K as amended on March 23, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

June 9, 2015